Exhibit 2.1

AMENDMENT TO THE
BUSINESS COMBINATION AGREEMENT

This Amendment (this “Amendment”) to that certain Business Combination Agreement dated as of August 4, 2021 (the “Business Combination Agreement”) is entered into as of January 21, 2022 (the “Effective Date”), by and among Growth Capital Acquisition Corp., a Delaware corporation (“GCAC”), GCAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Cepton Technologies, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, GCAC, Merger Sub and the Company desire to amend the Business Combination Agreement to extend the Outside Date thereunder to March 31, 2022; and

WHEREAS, pursuant to Section 9.03 of the Business Combination Agreement, the Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1. Amendment. Effective upon the Effective Date, Section 9.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read in full as follows:

“(b) by written notice from either GCAC or the Company to the other if the Effective Time shall not have occurred prior to March 31, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in material breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;”

SECTION 2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State.

SECTION 3. Miscellaneous. Except as provided herein, the Business Combination Agreement shall remain unchanged and in full force and effect. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMPANY:

CEPTON TECHNOLOGIES, INC.

By:	/s/ Jun Pei
Name:	Jun Pei
Title:	Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GROWTH CAPITAL ACQUISITION CORP.

By:	/s/ Prokopios “Akis” Tsirigakis
Name:	Prokopios “Akis” Tsirigakis
Title:	Chairman and Co-CEO

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	Co-CEO and CFO

[Signature Page to Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GCAC MERGER SUB INC.

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	Vice-President

[Signature Page to Amendment to Business Combination Agreement]

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